Exhibit 10.1

February 3, 2015

Mr. Sebastian Giordano

149 Schweitzer Lane

Bardonia, NY 10954

Dear Sebastian,

This letter agreement (this “Agreement”) is being entered into to amend the terms of that certain Letter Agreement between WPCS International Incorporated (“WPCS” or the “Company”) and you, dated July 19, 2013, and effective as of August 1, 2013 (the “Letter”), pursuant to which you agreed to serve as the Interim Chief Executive Officer of the Company on a part-time basis. The purpose of this Agreement is to adjust the compensation paid to you by WPCS pursuant to the Letter.

In connection with your service as the Company’s interim Chief Executive Officer, the monthly consulting fee of $10,833 provided for in the Letter is hereby deleted and replaced with a base salary of $180,000 per annum (the “Base Salary”), effective as of January 1, 2015, payable in installments in accordance with the normal payroll policies of the Company in effect from time to time, including those relating to the withholding of taxes.

In addition to the Base Salary, the Company will also grant you 300,000 performance-vested stock options under the Company’s 2014 Equity Incentive Plan, subject to the terms and conditions of award agreements to be entered into between you and the Company. 150,000 of these options will vest if the Company completes an acquisition resulting in combined revenue of at least $30 million by July 31, 2016. The remaining 150,000 options will vest if shares of the Company’s common stock trade at or above $1.00 for 20 out of 30 consecutive trading days (the “Trading Goal”) by July 31, 2016. The Trading Goal must be achieved without any changes or adjustments to the Company’s capital structure (i.e., without a reverse stock split or similar adjustment).

The remaining terms and conditions of the Letter will remain in full force and effect.

Please indicate your acceptance of the revised terms of the Letter by signing and returning a copy of this Agreement at your earliest convenience.

Sincerely,

WPCS INTERNATIONAL INCORPORATED

By:	/s/ Charles Benton
Name:	Charles Benton
Title:	Chairman of the Executive Committee

Accepted and Agreed:

/s/ Sebastian Giordano
Sebastian Giordano